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                                                                    Exhibit (12)
                               McGRAW-HILL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     Years Ended December 31
                                                        ------------------------------------------------
                                                          1993      1992      1991      1990      1989
                                                        --------  --------  --------  --------  --------
                                                                       (In thousands of dollars)
Earnings
   Earnings from continuing
       operations before income
       tax expense, cumulative
       effect on prior years of
       changes in accounting in
       1992, and unusual charges
       in 1993 and 1989(a)(b)(c)                        $293,243  $264,877  $255,608  $299,715  $304,046
   Fixed charges                                          75,930    81,724    89,050    97,555    61,849
   Capitalized interest                                     (536)     (836)     (507)     (842)     (594)
                                                        --------  --------  --------  --------  --------
         Total Earnings                                 $368,637  $345,765  $344,151  $396,428  $365,301
                                                        ========  ========  ========  ========  ========
   Earnings from continuing
       operations before income
       tax expense and cumulative
       effect on prior years of
       changes in accounting in
       1992 (b)(c)                                      $ 63,443  $264,877  $255,608  $299,715  $ 84,046
   Fixed charges                                          75,930    81,724    89,050    97,555    61,849
   Capitalized interest                                     (536)     (836)     (507)     (842)     (594)
                                                        --------  --------  --------  --------  --------
       Total Earnings                                   $138,837  $345,765  $344,151  $396,428  $145,301
                                                        ========  ========  ========  ========  ========
Fixed Charges(b)
   Interest expense                                     $ 46,998  $ 49,935  $ 59,350  $ 68,651  $ 36,718
   Portion of rental payments
       deemed to be interest                              28,932    31,789    29,700    28,904    25,131
                                                        --------  --------  --------  --------  --------
       Total Fixed Charges                              $ 75,930  $ 81,724  $ 89,050  $ 97,555  $ 61,849
                                                        ========  ========  ========  ========  ========

Ratio of Earnings to Fixed
Charges:
   Before unusual charges
       and cumulative adjustment                             4.9x      4.2x      3.9x      4.1x      5.9x
   After unusual charges
       but before cumulative
       adjustment                                            1.8x      4.2x      3.9x      4.1x      2.3x

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(a) Unusual charges in 1993 totaling $229.8 million before taxes in connection with the purchase of 50% interest in the Macmillan/McGraw-Hill School Publishing Company owned by Macmillan for $337.5 million in cash. The unusual charges conisted of $199.8 million primarily to adjust the company's original investment to values established in this transaction. This charge has been allocated primarily to goodwill and other intangibles. In addition, the company recorded a provision of $30 million relating to the consolidation of certain functions and systems of Macmillan/McGraw-Hill and the company's book publishing operations.




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    Unusual charges in 1989 total $220 million before taxes.  They include the write-down of goodwill and other intangible assets of certain acquired units of $82 million, a provision for the shutdown of certain units and the write- down of other non-performing units and assets of $63 million and a reserve of $75 million for severance payments associated with staff reductions and for other items.

(b) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income taxes" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt and capital leases, (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense, and (3) the company's proportionate share of such fixed charges of the Macmillan/McGraw-Hill joint venture through September 30, 1993.

(c) The cumulative adjustment in 1992 reflects the adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", $183.5 million pretax, and FAS 112, "Employers' Accounting for Postemployment Benefits", $25.3 million pretax.





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